UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2016

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

_____________________

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.    Entry into a Material Definitive Agreement.
On January 14, 2016, CHS Inc. (the “Company”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) with certain accredited investors signatory thereto (collectively, the “Purchasers”), pursuant to which the Company will issue and sell, in a private placement, senior notes in the aggregate principal amount of $680,000,000. The Company will issue these notes in six series, in the following designations and aggregate principal amounts: (i) $152,000,000 aggregate principal amount of its Series S Senior Notes due January 25, 2023 (the “Series S Notes”); (ii) $150,000,000 aggregate principal amount of its Series T Senior Notes due January 25, 2025 (the “Series T Notes”); (iii) $58,000,000 aggregate principal amount of its Series U Senior Notes due January 25, 2027 (the “Series U Notes”); (iv) $95,000,000 aggregate principal amount of its Series V Senior Notes due January 25, 2028 (the “Series V Notes”); (v) $100,000,000 aggregate principal amount of its Series W Senior Notes due January 25, 2031 (the “Series W Notes”); and (vi) $125,000,000 aggregate principal amount of its Series X Senior Notes due January 25, 2036 (the “Series X Notes” and, together with the Series S Notes, the Series T Notes, the Series U Notes, the Series V Notes and the Series W Notes, the “2016 Notes”).
The Note Purchase Agreement provides that the Company will issue the 2016 Notes to the Purchasers, and that the Purchasers will pay the aggregate purchase price for the 2016 Notes to the Company, on January 25, 2016 (the “Closing Date”), subject to the satisfaction of certain customary closing conditions set forth in the Note Purchase Agreement, including, among other things, closing conditions relating the accuracy of the representations and warranties of the Company contained in the Note Purchase Agreement, the absence of any default or event of default under the Note Purchase Agreement, the performance and compliance by the Company with all agreements and conditions contained in the Note Purchase Agreement required to be performed or complied with by it prior to or as of the Closing Date and the delivery of certain legal opinions and closing certificates.
The Company may from time to time issue and sell one or more additional series of notes under the Note Purchase Agreement (together with the 2016 Notes, the “Notes”), on the terms and subject to the conditions set forth in the Note Purchase Agreement, and provided that the aggregate principal amount of all Notes outstanding at any time may not exceed $1,000,000,000.
The Note Purchase Agreement requires the Company to offer to prepay all of the outstanding Notes in full, together with unpaid accrued interest to the date of prepayment, in the event of a “change in control” of the Company. For purposes of the Note Purchase Agreement, a “change in control” of the Company means any person or entity, or any group thereof acting in concert, together with their respective affiliates, directly or indirectly controlling or owning (beneficially or otherwise) in the aggregate more than 50% of the aggregate voting power of the issued and outstanding voting interests of the Company. The Note Purchase Agreement also provides that the Company may, at its option and at any time, prepay all or any part of the Notes at 100% of the principal amount prepaid, plus interest thereon to the date of prepayment and a “make-whole amount” equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the aggregate principal amount of those Notes (as more particularly described in the Note Purchase Agreement).
The Note Purchase Agreement contains customary representations, warranties and covenants, including financial covenants (a) not to permit the ratio of consolidated funded debt, determined as of the end of each fiscal quarter, to consolidated cash flow, as measured on the previous consecutive four fiscal quarters (the “Leverage Ratio”), to exceed 3.50 to 1.00 and (b) not to permit the ratio of adjusted consolidated funded debt, determined as of the end of each fiscal quarter, to consolidated net worth, determined as of that date, to exceed 0.80 to 1.00. The Note Purchase Agreement also restricts the Company and its subsidiaries from creating, issuing, incurring, assuming or permitting to exist any Priority Debt (as defined in the Note Purchase Agreement), if after giving effect thereto, the aggregate outstanding principal amount of all Priority Debt would exceed 20.0% of the Company’s consolidated net worth.
The Note Purchase Agreement contains customary events of default, including cross-defaults relating to other indebtedness. If certain events of default occur and are continuing, holders of a majority in aggregate principal amount of the Notes then outstanding may, upon notice to the Company, declare all the Notes then outstanding to be immediately due and payable. The occurrence of certain other events of default involving insolvency or bankruptcy of the Company or any of its subsidiaries will result in all the Notes then outstanding becoming immediately due and payable without any action by or on behalf of any holder of Notes. In addition, in the case of certain non-payment defaults that have occurred and are continuing, any holder of Notes affected by the default may, upon notice to the Company, declare all such holder’s Notes to be immediately due and payable.
The 2016 Notes are unsecured and rank at least pari passu with all of the Company’s other unsecured senior debt.

Interest on the Series S Notes will accrue at a rate of 4.39% per annum, interest on the Series T Notes will accrue at a rate of 4.58% per annum, interest on the Series U Notes will accrue at a rate of 4.69% per annum, interest on the Series V Notes will accrue at a rate of 4.74% per annum, interest on the Series W Notes will accrue at a rate of 4.89% per annum and interest on the Series X Notes will accrue at a rate of 5.40% per annum, in each case, computed on the basis of a 360-day year of 12 30‑day months; provided, that if during any fiscal quarter the Leverage Ratio for the immediately preceding period is greater than 3.00 to 1.00, or the Company fails to deliver financial statements to the Purchasers and certain holders of Notes, as required by the Note Purchase Agreement for any fiscal period, then the interest rate on each of the 2016 Notes will be 0.25% greater than it otherwise would have been; provided, further, that, to the extent permitted by law, interest on any overdue payment of interest and, during the continuance of an event of default, on such unpaid balance and on any overdue payment of any “make‑whole amount” will accrue at a rate per annum equal to the greater of (x) 2.0% per annum greater than it otherwise would have been or (y) 2.0% over the rate of interest publicly announced by The Bank of New York in New York, New York as its “base” or “prime” rate. Interest on the 2016 Notes will be paid semiannually. Principal on each series of the 2016 Notes will be payable in full on the dates set forth in the first paragraph above.
Net proceeds from the issuance of the 2016 Notes will be used for general corporate purposes, including funding capital expenditures and investments.

Certain Purchasers are also holders of notes previously issued by the Company in private placement offerings.
The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
Exhibit No.        Description

10.1	Note Purchase Agreement, dated as of January 14, 2016, among CHS Inc. and each of the Purchasers signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

Date:	January 21, 2016	By:	/s/ Timothy Skidmore
Timothy Skidmore
Executive Vice President and Chief Financial Officer